Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 10, 2021

Registration Statement No. 333-229068-09

**PRICING DETAILS** $1.25+bln GM Financial Automobile Leasing Trust 2021-3

(GMALT 2021-3)

Joint Leads : J.P. Morgan (struc), CIBC, Citi, SMBC

Co-Managers : BMO, Goldman Sachs, MUFG, Scotiabank, TD

Selling Group: Drexel Hamilton

CL	AMT ($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	SPREAD	YLD%	CPN%	$PX
======================================================================================================================
A1	207.000	0.30	A-1+/F1+	1-7	03/22	08/22	IntL +0	0.12945	0.12945	100.00000
A2	429.000	1.11	AAA/AAA	7-19	03/23	12/23	EDSF +7	0.242	0.24	99.99792
A3	429.000	2.00	AAA/AAA	19-29	01/24	10/24	IntS +7	0.391	0.39	99.99864
A4	90.920	2.46	AAA/AAA	29-31	03/24	07/25	IntS +7	0.502	0.50	99.99639
B	46.650	2.61	AA/AA	31-32	04/24	07/25	IntS +30	0.768	0.76	99.98251
C	48.020	2.70	A/A	32-33	05/24	07/25	IntS +55	1.040	1.03	99.97940
D	45.960	2.80	BBB/BBB	33-34	06/24	12/25	<RETAINED>

===========================================================================================================

Expected Settle : 08/18/21 First Pay Date : 09/20/21 Expected Ratings : S&P, Fitch Ticker : GMALT 2021-3 Bill & Deliver : J.P. Morgan Expected Pricing : Priced Available Information:	Registration : SEC Registered ERISA Eligible : Yes Pxing Speed : 100% PPC to Maturity Min Denoms : $1k x $1k

CUSIPs : A1 36262XAA2 A2 36262XAB0 A3 36262XAC8 A4 36262XAD6 B 36262XAE4 C36262XAF1 D36262XAG9	* Prelim Prospectus : Attached * Ratings FWP : Attached * IntexNet/CDI : Separate Message * DealRoadshow.com : GMALT213

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.